Product supplement no. MS-3-I To prospectus dated November 14, 2011 and prospectus supplement dated November 14, 2011	Registration Statement No. 333-177923 Dated November 14, 2011 Rule 424(b)(2)

Step-Up Notes

General

•	JPMorgan Chase & Co. may offer and sell step-up notes from time to time. This product supplement no. MS-3-I describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet, preliminary terms document, pricing sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets, preliminary terms documents, pricing sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
•	The notes are senior unsecured obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	We will pay interest at the interest rates specified in the relevant terms supplement. The interest rate will increase, or step up, over the term of the notes.
•	If so specified in the relevant terms supplement, at our option, we may redeem the notes, in whole or in part, on any of the specified Redemption Dates.
•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-10.
•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement
•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Maturity Date:	As specified in the relevant terms supplement; provided that the maturity date will not be less than one year and one day (counting for this purpose the issue date but not the maturity date) after the issue date. The maturity date of the notes is subject to postponement as described under “Description of Notes — Payment at Maturity.”
Payment at Maturity:	Unless otherwise specified in the relevant terms supplement, if the notes have not been redeemed (if applicable) prior to the maturity date, at maturity you will receive a cash payment for each $1,000 stated principal amount note of $1,000 plus any accrued and unpaid interest.
Redemption (if applicable):	If so specified in the relevant terms supplement, at our option, we may redeem the notes, in whole or in part, on any of the specified Redemption Dates. Unless otherwise specified in the relevant terms supplement, if the notes are redeemed, you will receive on the applicable Redemption Date a cash payment for each $1,000 stated principal amount note redeemed equal to $1,000 plus any accrued and unpaid interest to but excluding the applicable Redemption Date.
Redemption Date(s) (if applicable):	As specified in the relevant terms supplement. Any Redemption Date is subject to postponement as described under “Description of Notes — Payment upon Redemption.”
Interest:

Unless otherwise specified in the relevant terms supplement, with respect to each Interest Payment Period, for each $1,000 stated principal amount note, the interest payment will be calculated as follows:

$1,000 x Interest Rate x Day-Count Convention.

Interest Rate:	With respect to each Interest Payment Period, a rate per annum as specified in the relevant terms supplement. For the avoidance of doubt, any interest rate specified in the relevant terms supplement will be a rate calculated on a per annum basis. For example, a reference to a 4.00% interest rate will refer to a 4.00% interest rate payable per annum for each calendar year in the specified period. The Interest Rate on the notes will increase after one or more Interest Payment Periods. Unless the notes are redeemed prior to the first step-up in the Interest Rate, the Interest Rate on the notes will step up at least once over the term of the notes. For example, assuming six-year notes that pay interest semi-annually, the relevant terms supplement may specify that the Interest Rate on the notes will be (1) 3.50% for years one and two (i.e., the first four Interest Payment Periods), (2) 4.00% for years three and four (i.e., the next four Interest Payment Periods) and (3) 5.00% for years five and six (i.e., the final four Interest Payment Periods).
Interest Payment Period:	Unless otherwise specified in the relevant terms supplement, the period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date or, if the notes are subject to redemption by us and have been redeemed prior to such next succeeding Interest Payment Date, ending on but excluding the applicable Redemption Date. The relevant terms supplement may specify that the Interest Payment Period is “Monthly,” “Quarterly” or “Semi-annual,” which means that the Interest Payment Period refers to a calendar month, a three-month period or a six-month period, respectively.
Interest Payment Dates:	As specified in the relevant terms supplement, but at least once every twelve months. Interest Payment Dates are subject to postponement as described under “Description of Notes — Interest.”
Day-Count Convention:	Unless otherwise specified in the relevant terms supplement, “Day-Count Convention” means the number of days in the Interest Payment Period / 360, where the number of days is calculated on the basis of a year of 360 days with twelve months of thirty days each (which we may refer to in the relevant terms supplement as a “30/360” Day-Count Convention).

Investing in the Step-Up Notes involves a number of risks. See “Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. MS-3-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 14, 2011

We have not authorized anyone to provide any information other than that contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. MS-3-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. MS-3-I and with respect to JPMorgan Chase & Co. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This product supplement no. MS-3-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours, or any written materials prepared by any Agent (as defined in “Underwriting”). The information in the relevant terms supplement, this product supplement no. MS-3-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplement and this product supplement no. MS-3-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. MS-3-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this product supplement no. MS-3-I, the relevant terms supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

Description of Notes

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply to specific issuances of the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. MS-3-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 stated principal amount of our Step-Up Notes.

General

The Step-Up Notes are senior unsecured obligations of JPMorgan Chase & Co. The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The stated principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the accompanying prospectus supplement and “Forms of Securities — Book-Entry System” in the accompanying prospectus.

The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. MS-3-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

Payment at Maturity

The maturity date for the notes will be set forth in the relevant terms supplement; provided that the maturity date will not be less than one year and one day (counting for this purpose the issue date but not the maturity date) after the issue date. If the scheduled maturity date is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date, and the payment of principal and any accrued and unpaid interest will be made with the same force and effect on such next succeeding business day as if the maturity date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

Unless otherwise specified in the relevant terms supplement, if the notes have not been redeemed (if applicable) prior to the maturity date, at maturity you will receive a cash payment for each $1,000 stated principal amount note of $1,000 plus any accrued and unpaid interest to but excluding the maturity date.

Payment upon Redemption

If so specified in the relevant terms supplement, at our option, we may redeem the notes, in whole or in part, on any of the specified Redemption Dates. Unless otherwise specified in the relevant terms supplement, if the notes are redeemed, you will receive on the applicable Redemption Date a cash payment

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equal to $1,000 for each $1,000 stated principal amount note redeemed. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the business day immediately preceding the applicable Redemption Date.

The Redemption Date(s), if applicable, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If a Redemption Date is not a business day, the payment due on such Redemption Date will be made with the same force and effect on the next succeeding business day, provided that any interest payable on such Redemption Date, as postponed, will accrue to but excluding such Redemption Date, as postponed.

Unless otherwise specified in the relevant terms supplement, to redeem the notes, we will mail a notice of redemption to DTC, as holder of the global notes, by first-class mail, postage prepaid, at least 5 business days and not more than 15 business days prior to the applicable Redemption Date. In case the notes are to be redeemed in part, the notice of redemption will state the portion of the stated principal amount of the notes to be redeemed. If less than all of the notes are to be redeemed, the trustee will select, in such manner as it deems appropriate and fair, the notes to be redeemed. Notes may be redeemed in part only in multiples equal to the authorized denomination for the notes, which, unless otherwise specified in the relevant terms supplement, will be $1,000.

If notice of redemption has been given as provided above, the notes that are subject to redemption will become due and payable on the Redemption Date at the applicable redemption price plus accrued and unpaid interest, and interest on such notes will cease to accrue from and after the Redemption Date, and holders of such notes will have no rights in respect of such notes except the right to receive the redemption price and accrued and unpaid interest on the Redemption Date.

Interest

The notes will bear interest from the issue date of the notes to but excluding the maturity date. The Interest Rate on the notes will step up after one or more Interest Payment Periods.

Unless otherwise specified in the relevant terms supplement, with respect to each Interest Payment Period, for each $1,000 stated principal amount note, the interest payment will be calculated as follows:

$1,000 x Interest Rate x Day-Count Convention.

With respect to each Interest Payment Period, the notes will bear interest at a rate per annum, which we refer to as the “Interest Rate,” as specified in the relevant terms supplement. For the avoidance of doubt, any interest rate specified in the relevant terms supplement will be a rate calculated on a per annum basis. For example, a reference to a 4.00% interest rate will refer to a 4.00% interest rate payable per annum for each calendar year in the specified period. The Interest Rate on the notes will increase after one or more Interest Payment Periods. Unless the notes are redeemed prior to the first step-up in the Interest Rate, the Interest Rate on the notes will step up at least once over the term of the notes. For example, assuming six-year notes that pay interest semi-annually, the relevant terms supplement may specify that the Interest Rate on the notes will be (1) 3.50% for years one and two (i.e., the first four Interest Payment Periods), (2) 4.00% for years three and four (i.e., the next four Interest Payment Periods) and (3) 5.00% for years five and six (i.e., the final four Interest Payment Periods).

If the notes are not subject to redemption by us, or are subject to redemption by us but have not been redeemed, interest will accrue from the issue date of the notes to but excluding the maturity date. Interest will be paid in arrears on each Interest Payment Date and on the maturity date, to the holders of record at the close of business on the date one (1) business day prior to that Interest Payment Date. If the maturity date is adjusted due to a non-business day, the payment of interest due on the maturity date will be made on the maturity date, as adjusted, with the same force and effect as if the maturity date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

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If the notes are subject to redemption by us and have been redeemed, interest will accrue from the issue date of the notes to but excluding the applicable Redemption Date. Interest will be paid in arrears on each Interest Payment Date occurring before the applicable Redemption Date to the holders of record at the close of business one (1) business day prior to that Interest Payment Date, unless otherwise specified in the relevant terms supplement. If the applicable Redemption Date is adjusted due to being a non-business day, the payment of interest due on such Redemption Date will be made on such Redemption Date with the same force and effect as if such Redemption Date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

Unless otherwise specified in the relevant terms supplement, an “Interest Payment Period” is the period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date, or, if the notes are subject to redemption by us and have been redeemed prior to the first Interest Payment Date, ending on but excluding the applicable Redemption Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date or, if the notes are subject to redemption by us and have been redeemed prior to such next succeeding Interest Payment Date, ending on but excluding the applicable Redemption Date.

The “Interest Payment Dates” will be as specified in the relevant terms supplement, provided that no Interest Payment Date will be more than twelve months after the immediately prior Interest Payment Date or issue date of the notes, as applicable. If any day on which a payment of interest is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day but no additional interest will accrue or be payable as a result of the delayed payment, and the next Interest Payment Period, if any, will commence as if the payment had not been delayed. The relevant terms supplement may specify that the Interest Payment Period is “Monthly,” “Quarterly” or “Semi-annual,” which means that the Interest Payment Period refers to a calendar month, a three-month period or a six-month period, respectively.

Unless otherwise specified in the relevant terms supplement, “Day-Count Convention” means the number of days in the Interest Payment Period / 360, where the number of days is calculated on the basis of a year of 360 days with twelve months of thirty days each (which we may refer to in the relevant terms supplement as a “30/360” Day-Count Convention).

Other Terms

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

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Risk Factors

Your investment in the notes will involve certain risks. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

If the notes are subject to redemption and are redeemed by us, the aggregate amount of interest paid to you will be less than the aggregate amount of interest payable over the term of the notes if held to maturity.

If the relevant terms supplement specifies that the notes are subject to redemption by us, and if we redeem all or part of your notes, for the notes that are redeemed, you will receive the stated principal amount of such notes and any accrued and unpaid interest to but excluding the applicable Redemption Date. The aggregate amount of interest paid to you will be less than the aggregate amount of interest payable over the term of the notes if held to maturity. We may choose to redeem the notes or choose not to redeem the notes on any Redemption Date, in our sole discretion. We may choose to redeem the notes, for example, if U.S. interest rates decrease significantly or if the volatility of U.S. interest rates decreases significantly. If we redeem the notes, your return may be less than the yield that the notes would have earned if they had been held to maturity, and you may not be able to reinvest your funds at the same rate as provided by the notes.

The notes are subject to the credit risk of JPMorgan Chase & Co.

The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or, if applicable, upon redemption, or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

We or our affiliates may have adverse economic interests to the holders of the notes.

J.P. Morgan Securities LLC, or JPMS, and other affiliates of ours trade fixed rate financial instruments and other financial instruments related to interest rates on a regular basis, for their accounts and for other accounts under their management. JPMS and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of fixed rate financial instruments and other financial instruments with returns linked to prevailing interest rates. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes.

We or one or more of our affiliates may publish research reports, or otherwise express views about the debt market and interest rates. Any prospective purchaser of notes should undertake an independent investigation of the debt market and interest rates as in its judgment is appropriate to make an informed decision with respect to any investment in the notes.

Furthermore, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of fixed rate notes (including other step-up notes). By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

We may have hedged our obligations under the notes through certain affiliates or unaffiliated counterparties, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

JPMS, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the applicable Interest Rate for each Interest Payment Period, the Interest Payment Dates, the

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amount of interest payable on each Interest Payment Date and the amount of cash that we are required to pay to you at maturity or upon redemption. In addition, the calculation agent will determine whether a day is a business day. In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the calculation agent, is entitled to exercise discretion.

The notes present different investment considerations than other fixed rate securities.

Unless redeemed prior to the first step-up in the Interest Rate, the rate of interest paid on the notes will step up from the initial stated rate of interest of the notes. The notes may also be subject to redemption by us, in whole or in part, at one or more Redemption Dates prior to maturity and, therefore, contain the redemption risks described above. Unless redeemed prior to the first step-up in the Interest Rate, the Interest Rate will step up as set forth in the relevant terms supplement. In determining whether to invest in the notes, you should not focus on the highest Interest Rate as specified in the relevant terms supplement, which will be the final stepped-up Interest Rate. Instead, you should focus on, among other things, the overall annual percentage yield to maturity or redemption as compared with other equivalent investment alternatives. In addition, if the notes are subject to redemption by us, you should not expect to earn the last and highest scheduled rate of interest on the notes because the notes are likely to be redeemed prior to maturity unless general interest rates rise significantly.

Secondary trading may be limited.

Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

JPMS may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. If at any time JPMS or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are designed to be held to maturity or redemption.

The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes to us or our affiliates prior to maturity or redemption, if at all, may be at a substantial discount from the stated principal amount of the notes. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity unless redeemed by us prior to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the applicable Interest Rate on the notes on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the applicable Interest Rate. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the time to maturity of the notes;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	if the notes are subject to redemption by us, the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise;
•	economic, financial, political, regulatory and judicial events that affect the debt markets generally; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
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Any of these factors could negatively impact the value of the notes.

The inclusion in the original issue price of each Agent’s commission and the estimated cost of hedging our obligations under the notes is likely to affect adversely the value of the notes prior to maturity.

While the payment at maturity or upon redemption will be based on the full stated principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each Agent’s commission and the estimated cost of hedging our obligations under the notes. An agent’ s commission or the estimated cost (see “Use of Proceeds and Hedging”) includes the expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any of those prices may differ from values determined by pricing models used by JPMS, as a result of this compensation or other transaction costs.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

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Use of Proceeds

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each Agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes and the estimated cost of hedging our obligations under the notes. We may have hedged our obligations under the notes through certain affiliates or unaffiliated counterparties.

Unless otherwise specified in the relevant terms supplement, the price to public of the notes will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit, which in no event will exceed $40.00 per $1,000 stated principal amount note, that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by entering into interest rate swap and option transactions, purchases and sales of U.S. Treasury securities and listed or over-the-counter options on U.S. Treasury securities or other derivative transactions. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in securities or instruments whose value is derived from U.S. Treasury securities or prevailing interest rates. Although we have no reason to believe that any of these activities will have a material impact on such U.S. Treasury securities or prevailing interest rates, or the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparties may take in connection with our hedging activity.

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General Terms of Notes

Calculation Agent

Unless otherwise specified in the relevant terms supplement, J.P. Morgan Securities LLC, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the applicable Interest Rate for each Interest Payment Period, the Interest Payment Dates, the amount of interest payable on each Interest Payment Date and the amount of cash that we are required to pay to you at maturity or upon redemption, if applicable. In addition, the calculation agent will determine whether a day is a business day. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, on a Redemption Date, if applicable, and each Interest Payment Date on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date, Redemption Date or Interest Payment Date, as applicable.

All dollar amounts related to determination of the interest payment per $1,000 stated principal amount note on each Interest Payment Date, at maturity or on a Redemption Date, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default and Waivers” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 stated principal amount note upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to $1,000 per $1,000 stated principal amount note plus accrued and unpaid interest, calculated as if the date of acceleration were the maturity date. In such case, interest will be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which interest was paid, unless otherwise specified in the relevant terms supplement.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

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Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the heading “Description of Notes — Forms of Notes” and in the accompanying prospectus under the heading “Forms of Securities – Book Entry System.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes, and on each Interest Payment Date, will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

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Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the notes. This summary applies to you if you are an initial holder of a note purchasing the note at its issue price for cash and if you hold the note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances or if you are a holder of a note who is subject to special treatment under the U.S. federal income tax laws, such as:

•	a financial institution;
•	an insurance company;
•	a “regulated investment company” as defined in Code Section 851;
•	a “real estate investment trust” as defined in Code Section 856;
•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;
•	a dealer in securities;
•	a person holding notes as part of a “straddle,” conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to a note;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or
•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions. You cannot use the tax summaries herein for the purpose of avoiding penalties that may be asserted against you under the Code.

Tax Treatment of the Notes

The following discussion describes the treatment of the notes assuming that for U.S. federal income tax purposes the notes are treated as fixed-rate debt instruments. If we do not intend to treat a particular offering of notes as fixed-rate debt instruments, the relevant terms supplement will contain additional tax disclosure.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
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Tax Treatment Prior to Maturity

Stated interest on the note will generally be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Notes

Upon a sale or exchange of a note, you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your adjusted basis in the note. Your adjusted basis in the note should equal the sum of the amount you paid to acquire the note and interest that you have previously included in income but not received, if any. This gain or loss should be long-term capital gain or loss if you have held the note for more than one year at that time. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the purchase, ownership, sale or exchange of a note (including redemption at maturity).

Income and gain from a note will be exempt from U.S. federal income tax (including withholding tax) provided, generally, that you have certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provided your name and address or otherwise satisfied applicable documentation requirements, and that these amounts are not effectively connected with your conduct of a U.S. trade or business.

If you are engaged in a U.S. trade or business and if the income or gain from a note is effectively connected with your conduct of that trade or business, although exempt from the withholding tax referred to above, you generally will be subject to U.S. income tax on this income or gain in the same manner as if you were a U.S. Holder, except that in lieu of the certificate described in the preceding paragraph, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

If you are an individual, your notes will not be included in your estate for U.S. federal estate tax purposes, provided that your income from the notes is not then effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

Interest accrued or paid on your notes and the proceeds received from a sale or exchange of your notes (including redemption at maturity) will be subject to information reporting if you are not an “exempt recipient” and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder) or meet certain other conditions. If you are a Non-U.S. Holder and you comply with the identification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

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Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

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PLAN OF DISTRIBUTION (Conflicts of Interest)

Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities LLC, as agent (an “Agent” or “JPMS”), and certain other agents that are or may become party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with JPMS, the “Agents”), JPMS has agreed and any additional Agents will agree to use reasonable efforts to solicit offers to purchase the principal amount of notes set forth in the cover page of the relevant terms supplement. We will have the sole right to accept offers to purchase the notes and may reject any offer in whole or in part. Each Agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an Agent, in connection with sales of these notes resulting from a solicitation that Agent made or an offer to purchase the Agent received, a commission as set forth in the relevant terms supplement. An Agent will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement.

We may also sell notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale as disclosed in the relevant terms supplement. That Agent may resell notes to investors and other purchasers at a fixed offering price or from time to time in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related thereto at the time of resale, at negotiated prices or otherwise, as that Agent determines and as we will specify in the relevant terms supplement. An Agent may offer the notes it has purchased as principal to other dealers. That Agent may sell the notes to any dealer at a discount and, unless otherwise specified in the relevant terms supplement, the discount allowed to any dealer will not be in excess of the discount that Agent will receive from us. After the initial public offering of notes that the Agent is to resell on a fixed public offering price basis, the Agent may change the public offering price, concession and discount.

Our affiliates, including JPMS, may use this product supplement no. MS-3-I, any related underlying supplement and the accompanying prospectus supplement, prospectus or terms supplement in connection with offers and sales of the notes in the secondary market. JPMS or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

Unless otherwise specified in the relevant terms supplement, there is currently no public trading market for the notes. In addition, unless otherwise specified in the relevant terms supplement, we have not applied and do not intend to apply to list the notes on any securities exchange or to have the notes quoted on a quotation system. JPMS may act as a market maker for the notes. However, JPMS is not obligated to do so and may discontinue any market-making in the notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive if you sell your notes will be favorable.

In connection with an offering of the notes, JPMS may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for JPMS. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If JPMS engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Certain of the Agents engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

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No action has been or will be taken by us, JPMS or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. MS-3-I, any related underlying supplement or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. MS-3-I, any related underlying supplement or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed that it will not offer or sell the notes in any non-U.S. jurisdiction (i) if that offer or sale would not be in compliance with any applicable law or regulation or (ii) if any consent, approval or permission is needed for that offer or sale by that Agent or for or on our behalf, unless the consent, approval or permission has been previously obtained. We will have no responsibility for, and the applicable Agent will obtain, any consent, approval or permission required by that Agent for the subscription, offer, sale or delivery by that Agent of the notes, or the distribution of any offering materials, under the laws and regulations in force in any non-U.S. jurisdiction to which that Agent is subject or in or from which that Agent makes any subscription, offer, sale or delivery. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

Conflicts of Interest

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The underwriting arrangements for an offering of the notes will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated Agent of ours may make sales in an offering of the notes to any of its discretionary accounts without the specific written approval of the customer.

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Notice to Investors

We will offer to sell, and will seek offers to buy, the notes only in jurisdictions where offers and sales are permitted. None of the accompanying prospectus supplement and prospectus, this product supplement no. MS-3-I, any related underlying supplement and the terms supplement (each, a “Disclosure Document” and, collectively, the “Disclosure Documents”) will constitute an offer to sell, or a solicitation of an offer to buy, the notes by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of any Disclosure Document nor any sale made thereunder implies that our affairs have not changed or that the information in any Disclosure Document is correct as of any date after the date thereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of the Disclosure Documents and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make those purchases, offers or sales.

Argentina

The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including, but not limited to, personal offerings, written materials, advertisements, the internet or the media, in circumstances that constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	Targeted investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.
(ii)	Investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.
(iii)	The number of contacted investors should be relatively small.
(iv)	Investors should receive complete and precise information on the proposed investment.
(v)	Any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.
(vi)	The documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.
(vii)	The aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

The Bahamas

The notes will not be offered or sold in or into The Bahamas except in circumstances that do not constitute a “public offering” according to the Securities Industry Act, 1999. The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas. Persons deemed “resident” in The Bahamas

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pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

The Disclosure Documents have not been and will not be registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to the Disclosure Documents to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, including the Disclosure Documents, as well as the information contained therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

The Disclosure Documents and the notes have not been and will not be registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of the Disclosure Documents. The notes will not be offered or sold, directly or indirectly, in the Cayman Islands.

Chile

The Agents, we and the notes have not been and will not be registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes will not be offered or sold within Chile or to, or for the account of benefit of, persons in Chile, except in circumstances that will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances that will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

The notes will be sold only to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;
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(ii)	to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;
(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and
(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and that it has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia). Therefore, the notes will not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to:

(i)	any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements;
(ii)	any offer or sale of the notes at offices or branches open to the public;
(iii)	use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or
(iv)	use (a) non-solicited emails or (b) email distribution lists to market the notes.

The Disclosure Documents are for your sole and exclusive use, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant thereto and represent that you are the sole liable party for full compliance with those laws and regulations.

El Salvador

The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known any Disclosure Document in the territory of El Salvador through any mass

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media communication such as television, radio, press or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, that are not directed to the Salvadoran public. The offering of the notes will not be registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador will be negotiated only on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and will, in any event, be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it will not make an offer of the notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

(i)	at any time to any legal entity that is a qualified investor as defined in the Prospectus Directive;
(ii)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Agent; or
(iii)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no offer of notes will require us or any Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

Hong Kong

Each Agent has represented and agreed that:

(i)	it will not offer or sell in Hong Kong, by means of any document, the notes (except for notes which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong) other than (a) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance; or (b) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or that do not constitute an offer to the public within the meaning of that Ordinance; and
(ii)	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement,
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invitation or document relating to the notes that is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Jersey

Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of the notes that would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

The notes have not been and will not be registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. The Disclosure Documents may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

Each Agent has represented and agreed that with effect from and including January 1, 2012, it will not make an offer of notes that are the subject of the offering contemplated by the Disclosure Documents to the public in The Netherlands in reliance on Article 3(2) of the Prospectus Directive if and to the extent article 5:20(5) of the Dutch Financial Supervision Act (Wet op het financieel toezicht, the “DFSA”) will be applied, unless such offer is made exclusively to qualified investors in The Netherlands as defined in the Prospectus Directive, provided that no offer of the notes will require us or any Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expressions (i) an “offer of notes to the public” in The Netherlands; and (ii) “Prospectus Directive” have the meaning given to them above under the section entitled “European Economic Area.”

Panama

The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

The notes have not been and will not be registered with or approved by the regulator of the Peruvian securities market or the stock exchange. Accordingly, the notes will be offered only to institutional investors (as defined by the Peruvian Securities Market Law — “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 — Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

None of the Disclosure Documents has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Disclosure Documents and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed,

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nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person, which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust will not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Switzerland

The Disclosure Documents are not intended to constitute an offer or solicitation to purchase or invest in the notes described therein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither the Disclosure Documents nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or the Swiss Collective Investment Scheme Act, and neither the Disclosure Documents nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither the Disclosure Documents nor any other offering or marketing material relating to us, the offering or the notes have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority (FINMA), and investors in the notes will not benefit from protection or supervision by any such authority.

United Kingdom

Each Agent has represented and agreed that:

(a)	in relation to any notes that have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”)) by the Issuer;
(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and
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(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and we will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

The notes will not be registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and will not be publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

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Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless statutory or administrative exemptive relief were available.

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) it is not a Plan and its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel

PS-22

regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the notes, (B) the purchaser or holder's investment in the notes, or (C) the exercise of, or failure to exercise, any rights we have under or with respect to the notes;
(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the notes and (B) all hedging transactions in connection with our obligations under the notes;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment is appropriate for, or meets all relevant legal requirements with respect to investments by, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

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